Shareholders’ Voting Proxy Agreement

This Shareholders’ Voting Proxy Agreement (the “Agreement”) is entered into as of December 3, 2007 between the parties in Yiyang, Jiangxi Province:

Party A: Jiangxi Morgen Star Copper Technology Co., Ltd.
Registered Address: Fengze Mall, Guangchang Road, Yijiang Town, Yiyang County, Jiangxi Province.

Party B:Wu Yiting
Identity Card Number: 362326196305220049

WHEREAS:
1.
Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”), and registered at Jiangxi Province, Shangrao Administration of Industry and Commerce Bureau. The legally valid registered business license number is 361100510000102;

2.
As of the date of this Agreement, Party B is the sole shareholder of Jiangxi Yiyang Fuda Copper Co., Ltd. (the “Yiyang Fuda”) and collectively legally hold all of the equity interest of Yiyang Fuda Company;

3.
Yiyang Fuda is a limited liability company incorporated and registered at Jiangxi Province, Yiyang Administration of Industry and Commerce Bureau. Hitherto it legally exists. The legally valid registered business license number is 3623262000077.

4.
Party B desires to appoint the person designated by Party A to exercise her shareholder’s voting rights and other rights at Yiyang Fuda in accordance with the laws and Yiyang Fuda’s Articles of Association, and Party A is willing to designate such person.

NOW THEREFORE, the Parties hereby have reached the following agreement upon friendly consultations:

1.
Party B hereby agrees to irrevocably appoint the persons designated by Party A with the exclusive right to exercise, on her behalf, all of her shareholder’s voting rights at Yiyang Fuda in accordance with the laws and Yiyang Fuda’s Articles of Association, including but not limited to the rights to sell or transfer all or any of her equity interests of Yiyang Fuda, and to appoint and elect the executive director of Yiyang Fuda.

2.	Party A agrees to designate such Proxy Holders pursuant to Section 1 of this Agreement, and this person shall represent Party B to exercise her shareholder’s voting rights pursuant to this Agreement.

3.
Both Parties to this Agreement hereby acknowledge that, regardless of any change in the equity interests of Yiyang Fuda, Party B shall appoint the person designated by Party A with all shareholder’s voting rights. Both Parties to this Agreement agree, Party B can not transfer her equity interests of Yiyang Fuda to any individual or company (other than Party A or the individuals or entities designated by Party A).

4.
Party B hereby acknowledges that she will withdraw the appointment of the person designated by Party A if Party A change such designated person and reappoint the substituted person designated by Party A as the new Proxy Holders to exercise her shareholder’s voting rights at Yiyang Fuda.

5.	This Agreement sets forth and becomes effective when the Party As’ authorized representatives and Party B sign as the date mentioned on the first page.

6.	This Agreement shall not be terminated prior to the completion of acquisition of all of the equity interests in, or all assets of, Yiyang Fuda by Party A;

7.	Any amendment and termination of this Agreement shall be in written and agreed upon by Both Parties.

8.
The conclusion, validity, interpretation, and performance of this Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People’s Republic of China.

9.	This Agreement is executed in Chinese in two (2) copies; each Party holds one and each original copy has the same legal effect.

[No Text Below]

PARTY A: Jiangxi Morgan Star Copper Technology Co., Ltd. (Seal)

Authorized Representative(Signature): /s/ Wu Yiting

PARTY B: /s/ Wu Yiting
Wu Yiting

This Agreement is agreed and accepted by:

Jiangxi Morgan Star Copper Technology Co., Ltd. (Seal)

Legal Representative/Authorized Representative(Signature): /s/ Wu Yiting